Exhibit 10.1

FORM OF VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 4, 2013 (this “Agreement”), between OC Acquisition LLC, a Delaware limited liability company (“Parent”), and the Person listed as “Stockholder” on the signature page hereto (“Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Andes Acquisition Corporation’s (“Merger Subsidiary”) willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Acme Packet, Inc., a Delaware corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) that Stockholder beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (the “Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

Section 1.01. Voting Agreement. Stockholder hereby agrees to vote or exercise Stockholder’s right to consent with respect to all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Stockholder hereby agrees that Stockholder will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

Section 1.02. Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 1.01 above. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent that:

Section 2.01. Corporation Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action. This Agreement constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and the Shares and/or Company Compensatory Awards set forth on Annex I hereto constitute community property under Applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of Stockholder, if any, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any Contract binding on Stockholder or any of Stockholder’s properties or assets, including the Shares or (iv) result in the imposition of any Lien on any asset of Stockholder.

Section 2.03. Ownership of Shares. Except as set forth on Schedule 2.03 to this Agreement and except for any restrictions on transfer pursuant to applicable securities laws, as of the date of this Agreement, Stockholder (together with Stockholder’s spouse if Stockholder is married and the Shares and/or Company Compensatory Awards set forth on Annex I hereto constitute community property under Applicable Law) is the beneficial owner of the Shares and Company Compensatory Awards set forth on Annex I hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares or Company Compensatory Awards is subject to any voting trust or other Contract with respect to the voting of such Shares or Company Compensatory Awards (including Shares underlying such Company Compensatory Awards), except as set forth in this Agreement.

Section 2.04. Total Shares. Except for the Shares set forth on Annex I hereto (including Shares underlying Company Compensatory Awards), as of the date of this Agreement, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.05. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder.

Section 2.06. No Litigation. As of the date of this Agreement, there is no suit, claim, action, investigation or other Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Authority that would reasonably be expected to impair the ability of Stockholder to perform Stockholder’s obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Stockholder:

Section 3.01. Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the limited liability company powers of Parent and have been duly authorized by all necessary limited liability company action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 4

COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that:

Section 4.01. No Proxies for, Encumbrances on or Disposition of Shares.

(i) Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if Stockholder is an individual, as a result of the death of Stockholder), (a) grant any proxies or enter into any voting trust or other

Contract with respect to the voting of any Shares, (b) sell, assign, transfer, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement or (c) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions, and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

(ii) Notwithstanding the foregoing clause (i), Stockholder may: (A) transfer Shares to any member of Stockholder’s immediate family or to a trust or family limited partnership for the benefit of Stockholder or any member of Stockholder’s immediate family; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement; (B) transfer Shares to Stockholder’s Affiliates specifically identified on Schedule 4.01(ii)(B) to this Agreement; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement; or (C) in connection with the exercise of any options to purchase Company Common Stock, dispose of Shares to the Company in an amount that is sufficient to satisfy the applicable exercise price and/or payment of any tax liability incurred by Stockholder in connection with such exercise.

Section 4.02. Other Offers. Stockholder (in Stockholder’s capacity as such), and each of Stockholder’s Subsidiaries, if any, shall not, and shall use their respective reasonable best efforts to cause Stockholder’s and any of Stockholder’s Subsidiaries’ officers, directors, employees or other Representatives, if any, not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal, or (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, an Acquisition Proposal. Stockholder shall notify Parent promptly (but in no event later than 24 hours) after receipt by Stockholder (or, to the extent applicable, after Stockholder obtains knowledge of the receipt by his, her or its Representatives), of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party, in either case in connection with any Acquisition Proposal or inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal. In such notice, Stockholder shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, inquiry, offer, proposal or request. Commencing upon the provision of any notice referred to above, Stockholder shall keep Parent reasonably informed, on a prompt basis of the status and material terms of any such Acquisition Proposal, inquiry, offer, proposal or request, including any material amendments or proposed amendments as to price and other material terms thereof. The parties hereto acknowledge that it would not be a violation of this Section 4.02 if the Stockholder refers any unsolicited inquiry, offer or proposal to the Company and informs Parent of the receipt of such inquiry, offer or proposal as described above.

Section 4.03. Communications. Stockholder, and each of Stockholder’s Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby, without the prior written consent of Parent; provided, however, that if any disclosure otherwise prohibited by this sentence is required to be made by Applicable Law, it shall not be a breach of this Section 4.03 to make such disclosure as long as, prior to doing so, Stockholder provides Parent with: (i) notice of the Applicable Law requiring such disclosure and the text of the disclosure that is proposed to be made so that Parent can seek a protective order or other appropriate remedy; and (ii) a reasonable opportunity to seek such order or remedy (it being understood that nothing in clause “(i)” or “(ii)” of this sentence shall prevent Stockholder from complying with any timing requirements required under Applicable Law). Stockholder hereby (A) consents to and authorizes the publication and disclosure by Parent and the Company of Stockholder’s identity and holding of Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent or the Company determines to be necessary in any SEC disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (B) agrees as promptly as practicable to notify Parent and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

Section 4.04 Additional Shares. In the event that Stockholder acquires beneficial ownership of, or the power to vote or direct the voting of, any additional voting interest with respect to the Company, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Shares set forth on Annex I hereto will be deemed amended accordingly. Stockholder shall promptly notify Parent of any such event.

Section 4.05. Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Parent, Merger Subsidiary, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02. Further Assurances. Parent and Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any: (i) willful breach of any representation or warranty contained in this Agreement prior to such termination; or (ii) breach of any other provision of this Agreement prior to such termination.

Section 5.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, except as otherwise provided in Section 4.01, Stockholder may not assign, delegate or otherwise transfer any of Stockholder’s rights or obligations under this Agreement without the prior written consent of Parent. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

Section 5.06. Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of any law other than the law of the State of Delaware.

Section 5.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.09. Specific Performance. The parties hereto agree that irreparable damage to Parent would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent may be entitled at law or in equity. Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent.

Section 5.10. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.11. Action in Stockholder’s Capacity Only. Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. Stockholder signs this Agreement solely in Stockholder’s capacity as a beneficial owner of the Shares and Company Compensatory Awards and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company, including complying with or exercising such Stockholder’s fiduciary duties as a member of the Company Board.

Section 5.12. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent, to:

OC Acquisition LLC

500 Oracle Parkway

Redwood Shores, CA 94065

Attention: Associate General Counsel, Mergers & Acquisitions

Facsimile No.: (650) 633-0272

with a copy to:

Weil, Gotshal & Manges LLP

201 Redwood Shores, CA 94065

Attention: Keith Flaum

Facsimile No.: (650) 802-3100

if to Stockholder, to: the address for notice set forth on the signature page hereof with a copy to:

Acme Packet, Inc.

100 Crosby Drive

Bedford, MA 01730

Attention: Chief Executive Officer

Facsimile No.: (781) 275-8800

with a copy to the attention of the General Counsel, at the same address.

Section 5.13. Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware for any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees not to commence any Proceeding relating thereto except in such court and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 5.12 hereof, shall be effective service of process for any such Proceeding brought against it in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in such courts and (v) agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

Section 5.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 5.16. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 5.17. No Ownership Interest. All rights, ownership and economic benefits of and relating to the Shares and Company Compensatory Awards contemplated hereby shall remain vested in and belong to Stockholder, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 5.18. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OC Acquisition LLC

By:
Name:
Title:

STOCKHOLDER:

By:
Name:
Title:

Address for notices:

SPOUSE OF STOCKHOLDER:

Name:

Signature Page to Voting Agreement

SCHEDULE OF SIGNATORIES (OTHER THAN OC ACQUISITION LLC)

1.	Gary J. Bowen
2.	David B. Elsbree
3.	Robert C. Hower
4.	Patrick J. MeLampy
5.	Russell Muirhead
6.	Andrew D. Ory
7.	Robert G. Ory
8.	Peter J. Minihane
9.	Matthew Cushing
10.	Seamus Hourihan